Exhibit 10.11

EMPLOYMENT AGREEMENT

AGREEMENT, dated and effective as of July __, 2006, by and between SolarWinds.Net, Inc., an Oklahoma corporation (the “Company”), and Rita Selvaggi (the “Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Position and Duties.

(a) Effective July __, 2006 (the “Effective Date”), the Executive will be employed by the Company, on a full-time basis as its Vice President of Marketing Operations/ Business Development. The Executive shall report to Michael Bennett, the CEO/President of the Company. In addition, the Executive may be asked from time to time to serve as a director or officer of one or more of the Company’s subsidiaries, without further compensation.

(b) The Executive agrees to perform the duties of Executive’s position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, the Executive will devote substantially all of Executive’s business time and efforts to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of Executive’s duties and responsibilities for them. Notwithstanding the above, the Executive shall be permitted, to the extent such activities do not in the aggregate materially interfere with the performance by the Executive of Executive’s duties and responsibilities hereunder to; (i) manage Executive’s personal, financial and legal affairs; and (ii) serve on civic, educational, philanthropic or charitable boards or committees.

(c) [The Company agrees to set up and maintain a corporate office in Austin, Texas sufficient to support senior management, including the incorporation of related functions (for example, but not to be limited to, administrative, sales and marketing positions). The office will be set up within ninety (90) days of the Effective Date of this Agreement.]

2. Compensation and Benefits. During the Executive’s employment, as compensation for all services performed by the Executive for the Company and its subsidiaries, the Company will provide the Executive the following pay and benefits:

(a) Base Salary. The Company will pay the Executive a base salary at the rate of One Hundred Ninety-Five Thousand Dollars ($195,000) per year (“Base Salary”), payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the CEO and Board of Directors of the Company (the “Board”) in their discretion.

(b) Bonus Compensation.

(i) During employment, the Executive shall be eligible for a bonus, paid on a quarterly basis, targeted at an aggregate of Fifty Thousand Dollars ($50,000) per year based on the attainment of certain quarterly corporate performance objectives mutually agreed upon in advance by the Executive and the CEO and Board. The Company and Executive agree to use their best reasonable efforts to establish the initial performance objectives within ninety (90) days of the Effective Date.

(ii) In addition, the Company will pay the Executive a one-time signing bonus of up to One Hundred Fifty Thousand Dollars ($150,000), Fifty Thousand Dollars ($50,000) of which will be payable in connection with the Company’s first regular payroll following the Effective Date and One Hundred Thousand Dollars ($100,000) of which will be payable in equal installments of approximately Sixteen Thousand Six Hundred Sixty Seven Dollars ($16,667); provided, however, that if Executive voluntarily resigns employment with the Company, Executive will not be entitled to any unpaid portion of the bonus amount contemplated in this section 2(b)(ii), and provided, further, that if Executive’s employment with the Company terminates for any reason other than Executive’s voluntary resignation, the Company shall pay the unpaid portion of the bonus amount contemplated in this section 2(b)(ii) within 10 days of such termination.

All payments under this section 2(b) will be made in accordance with the regular payroll practices of the Company.

(c) Stock Options. As of the Effective Date, the Company shall grant the Executive an option to purchase a number of shares of common stock of the Company (the “Common Stock”) equal to three-quarters percent (.75%) of outstanding Common Stock [on such date], determined on a fully diluted basis, at an exercise price equal to the Fair Market Value (as such term is defined in the Plan) on the Effective Date. The option shall vest as to twenty-five percent (25%) on the first anniversary of the Effective Date and the remainder shall vest ratably over the next thirty six (36) months thereafter, and shall otherwise be subject to (i) the terms and conditions of the Plan and a stock option agreement entered into between the parties hereto, and (ii) the accelerated vesting provisions of section 4(c) and 6 of this Agreement. Notwithstanding anything to the contrary in any stock plan or stock agreement, following Executive’s termination from employment for any reason, Executive shall have until 5:00 p.m. on the first anniversary of the date of Executive’s termination to exercise any stock options that are vested as of the effective date of Executive’s termination.

(d) Participation in Employee Benefit Plans and Vacation Policies. The Executive will be entitled to participate in all employee benefit plans and vacation policies in effect for employees and senior executives of the Company. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(e) Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of Executive’s duties and responsibilities for the Company, including (i) round-trip travel between Tulsa, Oklahoma and Austin, Texas as necessary for Executive to perform Executive’s job duties pursuant to this Agreement, and (ii) reasonable overhead costs associated with the maintenance of a temporary office in Austin, Texas. Reimbursements shall be subject to such reasonable substantiation and documentation as the Company may specify from time to time.

(f) [Temporary Living. The Company will pay for all temporary living expenses incurred by the Executive in Tulsa, Oklahoma including the cost of a corporate apartment, a rental car, and other reasonable expenses.]

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of the Executive’s employment with the Company, the Executive will learn of Confidential Information, as defined below, and the Executive may develop Confidential Information on behalf of the Company. The Executive agrees that Executive will not use or disclose to any Person (except as required by applicable law or for the proper performance of the Executive’s regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to the Executive’s employment or any other association with the Company or any of its subsidiaries. The Executive understands that this restriction shall continue to apply after the Executive’s employment terminates, regardless of the reason for such termination.

(b) Protection of Documents. All material documents, records, software and files, in any media of whatever kind and description, relating to the business of the Company and its subsidiaries, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive shall be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time the Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

(c) Non-Competition. The Executive acknowledges that in Executive’s employment with the Company the Executive will have access to Confidential Information which, if disclosed, would assist in competition against the Company and that the Executive will also generate goodwill for the Company in the course of the Executive’s employment. Therefore, the Executive agrees that the following restrictions on the Executive’s activities during and after the Executive’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

(i) While the Executive is employed by the Company the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise (collectively, a “Competitive Role”), actively compete with the Company or any of its subsidiaries or undertake any planning for any business that is Competitive (as defined below) with the Company or its subsidiaries.

(ii) The Executive agrees that during the Non-Competition Period, and during the twelve (12) months immediately following the voluntary termination of the Executive’s employment or during six (6) months following an involuntary termination of the Executive’s employment, the Executive will not, directly or through any other Person, (A) hire any employee of the Company or any of its subsidiaries or seek to persuade any employee of the Company or any of its subsidiaries to discontinue employment, (B) solicit or encourage any customer of the Company or any of its subsidiaries or independent contractor providing services to the Company or any of its subsidiaries to terminate or diminish its relationship with them or (C) seek to persuade any customer or active prospective customer of the Company or any of its subsidiaries to conduct with anyone else any business or activity that such customer or prospective customer conducts or could reasonably be expected to conduct with the Company or any of its subsidiaries at that time.

(d) In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its subsidiaries would be irreparable. The Executive agrees that the Company, in addition to any other remedies available to it, shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, the court may modify and enforce the covenant to the extent it believes to be reasonable under the circumstances. It is also agreed that each of the Company’s subsidiaries shall have the right to enforce all of the Executive’s obligations to that subsidiary under this Agreement, including without limitation pursuant to this Section 3.

4. Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) The Company may terminate the Executive’s employment for Cause with at least thirty (30) days advance written notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means any of the following: (i) the Executive’s continued substantial violations of Executive’s employment duties or willful disregard of reasonable directives from the CEO or Board, after Executive has received a written demand for performance from the CEO or Board that sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties or willfully disregarded directives from the Board; (ii) the Executive’s moral turpitude, dishonesty or gross misconduct in the performance of Executive’s duties or which has materially and demonstrably injured the finances or future business of the Company or any of its subsidiaries as a whole; (iii) the Executive’s material breach of this Agreement; or (iv) the Executive’s conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like involving the Company’s property; provided, however, that no such act or event described in clauses (i) and (iii) of this paragraph (a) shall constitute Cause hereunder if the Executive has fully cured such act or event during the applicable thirty (30) day notice period.

(b) The Executive may terminate Executive’s employment for Good Reason with at least thirty (30) days advance written notice to the Company setting forth in reasonable detail the nature of the Good Reason. For purposes of this Agreement, “Good Reason” means implementation of any of the following directives by the Board without Executive’s prior written consent: (i) the assignment to the Executive of duties materially inconsistent with the

Executive’s status as the Chief Financial Officer or a materially adverse alteration in the nature of the Executive’s duties and/or responsibilities, reporting obligations or authority with respect to the Company; and/or (ii) the failure by the Company to provide directors and officers liability covering Executive; and/or (iii) the failure of the Company to set up a corporate office as described in Section 1(c) within ninety (90) days of the Effective Date; provided, however, that no act or event under (i) shall constitute Good Reason hereunder if the Company has fully cured such act or event during the applicable thirty (30) day notice period.

(c) This Agreement shall automatically terminate in the event of Executive’s death during employment. In the event the Executive becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Executive’s duties and responsibilities under this Agreement for a consecutive period of twelve (12) weeks, the Company will continue to pay the Base Salary to Executive and to provide the Executive benefits in accordance with Section 2(d) above during such period. If the Executive is unable to return to work after twelve (12) weeks of disability, the Company may terminate the Executive’s employment, upon notice to the Executive. Upon termination of Executive’s employment as a result of Executive’s death or disability, Executive shall be entitled to additional vesting with respect to any stock options of the Company held by Executive for a period of twelve (12) months from the date of such termination to be effected through the acceleration of the vesting of such shares effective as of the date of termination. If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of Executive’s duties and responsibilities for the Company, the Executive shall, at the Company’s request, and at the Company’s expense, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Executive.

5. Severance Payments and Other Matters Related to Termination.

(a) In the event of termination of the Executive’s employment by the Company other than for Cause or the Executive’s termination of employment for Good Reason, (i) the Executive shall be entitled to receive a lump sum cash severance amount equal to fifty (50%) percent of Executive’s then current annual salary (the “Severance Payments”), (ii) any earned but unpaid bonus payment, (iii) reimbursement of the health and dental care continuation premiums for Executive and Executive’s dependents incurred by Executive to effect continuation of health and dental insurance coverage for Executive and Executive’s dependents on the same basis as active employees, for a period of twelve (12) months from the date of such termination, to the extent that Executive is eligible for and elects continuation coverage under COBRA; and (iv) any accrued and unused vacation pay payable within twenty one (21) calendar days of the termination date (subject to required withholding). Any obligation of the Company to provide the Executive severance payments under this Section 5(a) is conditioned, however, upon the Executive signing a release of claims in the form provided by the Company and reasonably acceptable to Executive within twenty-one (21) days of the date on which the Executive gives or receives, as applicable, notice of termination of employment and upon the Executive’s not revoking the Employee Release thereafter. The Employee Release will also include a mutual release by the Company of any claims against the Executive.

(b) In the event of termination of the Executive’s employment by the Company for Cause or the Executive’s unilateral termination other than for Good Reason, the Company will pay the Executive any Base Salary earned but not paid through the date of termination, any earned but unpaid bonus, and pay for any vacation time accrued but not used to that date. The Company shall have no obligation to the Executive for bonus or severance payments.

(c) Except for any right the Executive may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans, and subject to Section 5(a)(iii) above, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Executive’s employment, without regard to any continuation of base salary or other payment to the Executive following termination.

(d) Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement, with the exception of Section 3(c)(i), which obligations do not survive termination. The obligation of the Company to make payments to the Executive under this Section 5 is expressly conditioned upon the Executive’s continued full performance of the obligations under Section 3 hereof that survive the termination of Executive’s employment. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

(e) Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to the Executive pursuant to Sections 5(a) or 6 or otherwise on or within the six-month period following the Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment, with interest at the prime rate, on the date six (6) months and one (1) day following the date of termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Sections 5(a) or 6, if the Company and the Executive mutually determine that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Code Section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

6. Change of Control Benefits. Change of Control shall be defined as a transaction or series of transactions where the shareholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company. Provided, however, that a firmly underwritten public offering of the Common Stock shall not be deemed a Change of Control. If Executive is terminated without Cause or resigns for Good Reason upon or during the twelve (12) month period after the effective date of a Change of Control, the Executive shall automatically become fully vested in all of Executive’s then-outstanding equity awards, any accrued but unpaid salary, vacation or bonus payment, and the Executive shall be entitled to receive the consideration set forth in section 5(a) hereof and shall be entitled to receive an additional cash severance amount equal to $185,000.

7. Indemnification and Insurance.

(a) The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party to any proceeding by reason of the fact that Executive is or was a director, officer, employee, agent, manager, consultant or representative of the Company or any of its Affiliates, or (ii) if any claim is made, or is threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted, or authorized, by the certificate of incorporation, bylaws, other organizational documents, or Board resolutions of the Company, against any and all costs, expenses, liabilities and losses (including, without limitation, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, reasonable attorneys’ fees, and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection herewith and such indemnification shall continue as to the Executive even if Executive has ceased to be a director, officer, member, employee, agent, manager, consultant or representative of the Company and shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives. No amendment of the Company’s certificates of incorporation or bylaws shall be effective to reduce any of the Executive’s rights to indemnification, or advancement of costs and expenses, under this Section 7.

(b) During the term of employment and for a period of six years thereafter, a directors and officers’ liability insurance policy (or policies) shall be kept in place providing comprehensive coverage to the Executive to the extent that such coverage is then provided by the Company for any other present or former senior executive or director with respect to such senior executive’s or director’s service as such.

8. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means matters relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company and its subsidiaries. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of the Executive’s obligations under this Agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

9. Conflicting Agreements. The Executive hereby represents and warrants that the Executive’s signing of this Agreement and the performance of the Executive’s obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations under this Agreement.

10. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

12. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. This Agreement may not be modified or amended, and no breach shall he deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of Oklahoma, without regard to the conflict of laws principles thereof.

15. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business, attention of the Chief Executive Officer, with copy to the Board, or in the case of the Executive, at the Executive’s last known address on the books of the Company (or to such other address as either party may specify by notice to the other actually received).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SOLARWINDS.NET, INC.

By:	/S/ MICHAEL S. BENNETT
Name:
Title:

/S/ RITA SELVAGGI
RITA SELVAGGI